    As filed with the Securities and Exchange Commission on October 27, 2003
                                                    Registration No. 333-_______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                    FORM S-8

                             REGISTRATION STATEMENT

                                      UNDER

                           THE SECURITIES ACT OF 1933

                           --------------------------

                                  HASBRO, INC.
             (Exact name of registrant as specified in its charter)

          RHODE ISLAND                                       05-0155090
  (State or other jurisdiction                            (I.R.S. Employer
of incorporation or organization)                        Identification No.)

               1027 NEWPORT AVENUE, PAWTUCKET, RHODE ISLAND 02862

          (Address of principal executive offices, including zip code)

                           --------------------------

                2003 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

                            (Full title of the plan)

                           --------------------------

                                  Barry Nagler
                    Senior Vice President and General Counsel
                                  Hasbro, Inc.
                               1027 Newport Avenue
                          Pawtucket, Rhode Island 02862
                                 (401) 431-8697

 (Name, address and telephone number, including area code, of agent for service)

                           --------------------------

                  Please send copies of all communications to:
                             Keith F. Higgins, Esq.
                                Ropes & Gray LLP
                             One International Place
                                Boston, MA 02110
                                  617-951-7000
                            617-951-7050 (facsimile)

                         CALCULATION OF REGISTRATION FEE

   Title of Each Class of        Amount to be         Proposed Maximum              Proposed Maximum             Amount of
Securities to be Registered       Registered     Offering Price Per Share(1)   Aggregate Offering Price(1)    Registration Fee
------------------------------------------------------------------------------------------------------------------------------
     Common Stock, $0.50         250,000                   $ (1)                        $5,173,260                  $419
par value per share, together    shares(2)
 with the related preference
    stock purchase rights

(1) The offering price for shares subject to options outstanding on the date hereof is the actual exercise price of such options. Of the 250,000 shares to be registered hereunder, 36,000 are subject to options at an exercise price of $15.875 per share and 12,000 are subject to options at an exercise price of $17.86 per share. The offering price of the remaining 202,000 shares not subject to options on the date hereof of $4,387,440 has been calculated solely for the purpose of computing the registration fee on the basis of the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange on October 23, 2003, which were $21.86 and $21.58, respectively.

(2) Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock, and related preference stock purchase rights, as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

================================================================================

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         Hasbro, Inc. (the "Registrant") hereby incorporates the following documents herein by reference:

         (a) The Registrant's latest annual report on Form 10-K for the fiscal year ended December 29, 2002, filed with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on March 28, 2003.

         (b)      All other reports filed with the Commission pursuant to
                  Section 13(a) or 15(d) of the Exchange Act subsequent to December 29, 2002.

         (c) The description of the Common Stock, $.50 par value per share, contained in Item I of the Company's Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on June 4, 1999.

         All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference from the date of filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant is incorporated in Rhode Island. Under Section 7-1.1-4.1 of the Rhode Island Business Corporation Act, a Rhode Island corporation has the power, under specified circumstances, to indemnify its officers, directors, employees and agents against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which these persons were made parties by reason of the fact that these persons are or were directors, officers, employees or agents, if:

     -   these persons shall have acted in good faith,

     - they reasonably believed that their actions were in the best interests of the corporation, if the proceeding involves conduct in an official capacity with the corporation, or not opposed to the best interests of the corporation, if the proceeding involves conduct other than in an official capacity with the corporation, and

     - in criminal proceedings, they had no reasonable cause to believe that their conduct was unlawful.

         The foregoing statement is subject to the detailed provisions of 7-1.1-4.1 of the Rhode Island Business Corporation Act.

         Article X of the By-Laws of the Registrant provides that the Registrant shall indemnify its directors and officers to the full extent permitted by
Section 7-1.1-4.1 of the Rhode Island Business Corporation Act.

         Section 7-1.1-48 of the Rhode Island Business Corporation Act provides that articles of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director provided that the provision shall not eliminate or limit the liability of a director:

     - for any breach of the director's duty of loyalty to the corporation or its shareholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     - under Section 7-1.1-43 of the Rhode Island Business Corporation Act, which relates to liability for unauthorized acquisitions or redemptions of, or dividends or distribution on, capital stock, or

     - for any transaction from which the director derived an improper personal benefit, unless said transaction is permitted by Section 7-1.1-37.1 of the Rhode Island Business Corporation Act, which relates to director conflicts of interest.

         Article Thirteenth of the Registrant's Articles of Incorporation contains such a provision.

         Section 7-1.1-4.1(j) of the Rhode Island Business Corporation Act empowers a Rhode Island corporation to purchase and maintain insurance on behalf of its current and prior directors, officers, employees and agents against any liability incurred or asserted against them as a result of their official capacities, whether or not the corporation would have the power to indemnify such person against the insured liability under the provisions of such Section. The Registrant has a directors and officers liability insurance policy.

         The Registrant has entered into an indemnification agreement with each of its directors, whereby the Registrant has agreed to indemnify each such director for amounts which the director is legally obligated to pay, including judgments, settlements of fines, including certain related expenses to be advanced by the Registrant, due to any actual or alleged breach of duty, neglect, error, misstatement, misleading statement or other act or omission by a director in his capacity as a director. This indemnification excludes claims:

     - covered by the Registrant's directors and officers liability insurance policy,

     -   for which the director is otherwise indemnified or reimbursed,

     - relating to certain judgments or adjudications under which the director is liable for breaches of duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or involving knowing violations of law, actions or certain transactions from which the director derives an improper personal benefit,

     -   relating to the director's liability for accounting for profits under
         Section 16 of the Securities Exchange Act of 1934, as amended,

     -   in respect of remuneration, if found unlawful, and

     - as to which a final and non-appealable judgment has determined that payment to the director thereunder is unlawful.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         Exhibit

         4.1 2003 Stock Option Plan for Non-Employee Directors. (Incorporated by reference to Appendix B to the Company's definitive proxy statement for its 2003 Annual Meeting of Shareholders, File No. 1-6682.)

         4.2      (a)      Restated Articles of Incorporation of the Company.
                  (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

                  (b) Amendment to Articles of Incorporation, dated June 28, 2000. (Incorporated by reference to Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

                  (c) Amendment to Articles of Incorporation, dated May 19, 2003. (Incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the period ended June 29, 2003, File No. 1-6682.)

                  (d) Certificate of Designations of Series C Junior Participating Preference Stock of Hasbro, Inc. dated June 29, 1999. (Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

                  (e) Certificate of Vote(s) authorizing a decrease of class or series of any class of shares. (Incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

         4.3 Amended and Restated Bylaws of the Company, as amended. (Incorporated by reference to Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the period ended June 29, 2003, File No. 1-6682.)

         4.4      (a)      Rights Agreement, dated as of June 16, 1999, between
                  the Company and Fleet National Bank (the Rights Agent). (Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated as of June 16, 1999.)

                  (b) First Amendment to Rights Agreement, dated as of December 4, 2000, between the Company and the Rights Agent. (Incorporated by reference to Exhibit 4(f) to the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2000, File No. 1-6682.)

         5.1      Opinion of Ropes & Gray LLP.

         23.1     Consent of KPMG LLP.

         23.2     Consent of Ropes & Gray LLP (included in the opinion filed as
                  Exhibit 5.1).

         24.1     Powers of Attorney (included on the signature page in Part
                  II).

ITEM 9.  UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933, as amended (the "Securities Act");

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                  Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pawtucket, State of Rhode Island, on this 27th day of October, 2003.

                           HASBRO, INC.

                           By: /s/ David D. R. Hargreaves
                               ------------------------------------------------
                               Name:  David D. R. Hargreaves
                               Title: Senior Vice President and Chief Financial
                                      Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints David D. R. Hargreaves, Barry Nagler and Tarrant L. Sibley, and each of them singly, his or her true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 to be filed by Hasbro, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

                                     * * * *

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

                 Signature                                          Title                                  Date
                 ---------                                          -----                                  ----
/s/ Alfred J. Verrecchia                       President, Chief Executive Officer and Director       October 27, 2003
-------------------------------------------    (Principal Executive Officer)
Alfred J. Verrecchia

/s/ David D. R. Hargreaves                     Senior Vice President and Chief Financial             October 27, 2003
-------------------------------------------    Officer
David D. R. Hargreaves                         (Principal Financial and Accounting Officer)

/s/ Alan G. Hassenfeld                         Chairman of the Board                                 October 27, 2003
-------------------------------------------
Alan G. Hassenfeld

/s/ Basil L. Anderson                          Director                                              October 27, 2003
-------------------------------------------
Basil L. Anderson

/s/ Alan R. Batkin                             Director                                              October 27, 2003
-------------------------------------------
Alan R. Batkin

/s/ Frank J. Biondi, Jr.                       Director                                              October 27, 2003
-------------------------------------------
Frank J. Biondi, Jr.

/s/ E. Gordon Gee                              Director                                              October 27, 2003
-------------------------------------------
E. Gordon Gee

/s/ Jack M. Greenberg                          Director          October 27, 2003
-------------------------------------------
Jack M. Greenberg

/s/ Claudine B. Malone                         Director          October 27, 2003
-------------------------------------------
Claudine B. Malone

/s/ Edward M. Philip                           Director          October 27, 2003
-------------------------------------------
Edward M. Philip

/s/ E. John Rosenwald, Jr.                     Director          October 27, 2003
-------------------------------------------
E. John Rosenwald, Jr.

/s/ Eli J. Segal                               Director          October 27, 2003
-------------------------------------------
Eli J. Segal

/s/ Carl Spielvogel                            Director          October 27, 2003
-------------------------------------------
Carl Spielvogel

/s/ Paula Stern                                Director          October 27, 2003
-------------------------------------------
Paula Stern

                                 EXHIBIT INDEX

4.1 2003 Stock Option Plan for Non-Employee Directors.(Incorporated by reference to Appendix B to the Company's definitive proxy statement for its 2003 Annual Meeting of Shareholders, File No. 1-6682.)

4.2      (a)      Restated Articles of Incorporation of the Company.
         (Incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

         (b) Amendment to Articles of Incorporation, dated June 28, 2000. (Incorporated by reference to Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

         (c) Amendment to Articles of Incorporation, dated May 19, 2003. (Incorporated by reference to Exhibit 3.3 to the Company's Quarterly Report on Form 10-Q for the period ended June 29, 2003, File No. 1-6682.)

         (d) Certificate of Designations of Series C Junior Participating Preference Stock of Hasbro, Inc. dated June 29, 1999. (Incorporated by reference to Exhibit 3.2 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

         (e) Certificate of Vote(s) authorizing a decrease of class or series of any class of shares. (Incorporated by reference to Exhibit
         3.3 to the Company's Quarterly Report on Form 10-Q for the period ended July 2, 2000, File No. 1-6682.)

4.3 Amended and Restated Bylaws of the Company, as amended.(Incorporated by reference to Exhibit 3.4 to the Company's Quarterly Report on Form 10-Q for the period ended June 29, 2003, File No. 1-6682.)

4.4 (a) Rights Agreement, dated as of June 16, 1999, between the Company and Fleet National Bank (the Rights Agent). (Incorporated by reference to Exhibit 4 to the Company's Current Report on Form 8-K dated as of June 16, 1999.)

         (b) First Amendment to Rights Agreement, dated as of December 4, 2000, between the Company and the Rights Agent. (Incorporated by reference to Exhibit 4(f) to the Company's Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2000, File No. 1-6682.)

5.1      Opinion of Ropes & Gray LLP.

23.1     Consent of KPMG LLP.

23.2     Consent of Ropes & Gray LLP (included in the opinion filed as Exhibit
         5.1).

24.1     Powers of Attorney (included on the signature page in Part II).

                                      -1-